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                                                                     EXHIBIT 10

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the use in this Statement of Additional Information constituting part of this Post-Effective Amendment No. 43 to the Registration Statement on Form N-4 of our report dated April 4, 2008 relating to the financial statements and financial highlights of The Variable Annuity Life Insurance Company Separate Account A, our report dated April 18, 2008 relating to the consolidated financial statements of The Variable Annuity Life Insurance Company, and our report dated April 25, 2008 relating to the statutory basis financial statements of American Home Life Assurance Company, which appear in such Registration Statement. We also consent to the references to us under the headings "Experts" in such Registration Statement.

PRICEWATERHOUSECOOPERS LLP
placeCityHouston, StateTexas

April 30, 2008